Exhibit 24







                              CONFIRMING STATEMENT

     This Confirming Statement confirms that the undersigned, Timothy Clyne, has authorized and designated Matthew E. Sadofsky, and each of them, the undersigned's true and lawful attorney-in-fact (each an "Attorney-in-Fact") to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of RHI Entertainment, Inc., a Delaware corporation (the "Company"). The authority of the Attorney-in-Fact under this Confirming Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that the Attorney-in-Fact is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.



Date: June 17, 2008                               /s/ Timothy Clyne
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                                                      Timothy Clyne